UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                MEDIVATION, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    58501N101
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                                 (CUSIP Number)

                                 MARCH 20, 2008
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)
|X|   Rule 13d-1(c)
|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

CUSIP No. 58501N101                    13G                     Page 2 of 9 Pages


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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      JOSEPH EDELMAN
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2.    CHECK THE APPROPRIATE BOX IF A GROUP*                              (a)
                                                                         (b) |X|
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
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    NUMBER OF       5.    SOLE VOTING POWER                            1,600,708
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6.    SHARED VOTING POWER                                  0
     OWNED BY       ------------------------------------------------------------
       EACH         7.    SOLE DISPOSITIVE POWER                       1,521,652
    REPORTING       ------------------------------------------------------------
   PERSON WITH:     8.    SHARED DISPOSTIVE POWER                         79,056
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     1,600,708
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    5.55%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             IN
--------------------------------------------------------------------------------

CUSIP No. 58501N101                    13G                     Page 3 of 9 Pages


--------------------------------------------------------------------------------
13.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      MICHAEL CHO
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14.   CHECK THE APPROPRIATE BOX IF A GROUP*                              (a) |_|
                                                                         (b) |X|
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15.   SEC USE ONLY

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16.   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
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    NUMBER OF       17.   SOLE VOTING POWER                                    0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     18.   SHARED VOTING POWER                                  0
     OWNED BY       ------------------------------------------------------------
       EACH         19.   SOLE DISPOSITIVE POWER                               0
    REPORTING       ------------------------------------------------------------
   PERSON WITH:     20.   SHARED DISPOSTIVE POWER                         60,000
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21.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        60,000
--------------------------------------------------------------------------------
22.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
23.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     .21%
--------------------------------------------------------------------------------
24.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             IN
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

CUSIP No. 58501N101                    13G                     Page 4 of 9 Pages


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25.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      SCOTT BRADLEY
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26.   CHECK THE APPROPRIATE BOX IF A GROUP*                              (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
27.   SEC USE ONLY

--------------------------------------------------------------------------------
28.   CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
    NUMBER OF       29.   SOLE VOTING POWER                                    0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     30.   SHARED VOTING POWER                                  0
     OWNED BY       ------------------------------------------------------------
       EACH         31.   SOLE DISPOSITIVE POWER                               0
    REPORTING       ------------------------------------------------------------
   PERSON WITH:     32.   SHARED DISPOSTIVE POWER                         19,056
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33.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        19,056
--------------------------------------------------------------------------------
34.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                     |_|
--------------------------------------------------------------------------------
35.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     .07%
--------------------------------------------------------------------------------
36.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             IN
--------------------------------------------------------------------------------

CUSIP No. 58501N101                    13G                     Page 5 of 9 Pages


ITEM 1. (a) Name of Issuer:
            MEDIVATION, INC.

        (b) Address of Issuer's Principal Executive Offices:
            201 SPEAR STREET, 3RD FLOOR
            SAN FRANCISCO, CA 94105

ITEM 2. (a) Name of Person Filing:
            THIS SCHEDULE IS BEING FILED WITH RESPECT TO SHARES OF COMMON STOCK OF THE ISSUER WHICH ARE BENEFICIALLY OWNED BY JOSEPH EDELMAN, MICHAEL CHO AND SCOTT BRADLEY. SEE ITEM 4 BELOW.

        (b) Address of Principal Business Office or, if none, Residence:
            PERCEPTIVE ADVISORS LLC
            499 PARK AVENUE, 25TH FLOOR
            NEW YORK, NY 10022

        (c) Citizenship:
            EACH OF THE REPORTING PERSON IS A UNITED STATES CITIZEN

        (d) Title of Class of Securities:
            COMMON STOCK

        (e) CUSIP Number:
            58501N101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

CUSIP No. 58501N101                    13G                     Page 6 of 9 Pages


ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

            Mr. Edelman beneficially owns: 1,600,708 shares (comprised of (i) 1,505,642 shares held by Perceptive Life Sciences Master Fund Ltd. ("Master Fund"), a Cayman Islands company of which the investment manager is Perceptive Advisors LLC, a Delaware limited liability company of which Mr. Edelman is the managing member, 54,000 shares of which Mr. Edelman shares dispositive power with Mr. Cho and 19,056 shares of which Mr. Edelman shares dispositive power with Mr. Bradley, and (ii) 95,066 shares held in an account of First New York Trading, LLC, 6,000 of which Mr. Edelman shares dispositive power with Mr. Cho.

            Mr. Cho: 60,000 shares (comprised of 54,000 shares held by Master Fund of which shares Mr. Cho shares dispositive power with Mr. Edelman and 6,000 shares held in an account of First New York Trading, LLC of which shares Mr. Cho shares dispositive power with Mr. Edelman).

            Mr. Bradley: 19,560 shares (held by Master Fund of which shares Mr. Bradley shares dispositive power with Mr. Edelman).

        (b) Percent of class:

            The following percentages are based on 28,837,290 shares issued and outstanding as reported on the Issuer's most recent 8-K as filed with the SEC on February 19, 2008.

            Mr. Edelman 5.55%
            Mr. Cho .21%
            Mr. Bradley: .06%

CUSIP No. 58501N101                    13G                     Page 7 of 9 Pages


        (c) Number of shares as to which the person has:
            (i)   Sole power to vote or to direct the vote:
                  Mr. Edelman  1,600,708
                  Mr. Cho      0
                  Mr. Bradley: 0

            (ii)  Shared power to vote or to direct the vote:
                  Mr. Edelman  0
                  Mr. Cho      0
                  Mr. Bradley: 0

            (iii) Sole power to dispose or to direct the disposition of:
                  Mr. Edelman  1,521,652
                  Mr. Cho      0
                  Mr. Bradley: 0

            (iv) Shared power to dispose or to direct the disposition of:
                  Mr. Edelman  79,056
                  Mr. Cho      60,000
                  Mr. Bradley  19,056

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

As referred to in Item 4, other persons have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, certain of the shares reported herein. In that regard Mr. Edelman is the managing member of Perceptive Advisors LLC, the investment manager of the Master Fund. Accordingly, the Master Fund has the right to receive and the power to direct the receipt of, dividends and the proceeds from the sale of the shares reported herein that are held through the master Fund which shares represent greater than 5% of the shares outstanding.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

See Exhibit B.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Exhibit C

CUSIP No. 58501N101                    13G                     Page 8 of 9 Pages


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10. CERTIFICATION

        (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]

CUSIP No. 58501N101                    13G                     Page 9 of 9 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               March 30, 2008
                               --------------
                               Date

                               /s/ Joseph Edelman
                               ------------------
                               Signature

                               Joseph Edelman
                               --------------
                               Name/Title

                               March 30, 2008
                               Date

                               /s/ Michael Cho
                               ---------------
                               Signature

                               Michael Cho
                               -----------
                               Name/Title

                               March 30, 2008
                               --------------
                               Date

                               /s/ Scott Bradley
                               -----------------
                               Signature

                               Scott Bradley
                               -------------
                               Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                  EXHIBIT LIST

Exhibit A   Joint Filing Agreement
Exhibit B   Item 7 Statement
Exhibit C   Item 8 Statement

                                    EXHIBIT A

      The undersigned hereby agree jointly to prepare and file with regulatory authorities a Scheduel 13G and any amendment thereto reporting each of the undersigned's ownership of securities of Medivation, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

                               March 30, 2008
                               --------------
                               Date

                               /s/ Joseph Edelman
                               ------------------
                               Signature

                               Joseph Edelman
                               --------------
                               Name/Title

                               March 30, 2008
                               --------------
                               Date

                               /s/ Michael Cho
                               ---------------
                               Signature

                               Michael Cho
                               -----------
                               Name/Title

                               March 30, 2008
                               --------------
                               Date

                               /s/ Scott Bradley
                               -----------------
                               Signature

                               Scott Bradley
                               -------------
                               Name/Title

                                    EXHIBIT B

      As discussed in Item 4(a), certain shares reported herein are held through Perceptive Life Sciences Master Fund Ltd., a Cayman Islands company, of which Joseph Edelman is the managing member of the fund's investment manager.

                                    EXHIBIT C

      Joseph Edelman, Michael Cho and Scott Bradley may be deemed to constitute a group for purposes of Section 13(d) of the Securities Exchange Act of 1934. Messrs. Edelman, Cho and Bradley disclaims the existence of such a group.